Exhibit 99.1

ExamWorks Reports Second Quarter 2014 Financial Results;

Record Revenues of $196.4 million; Record Adjusted EBITDA of $34.6 million;

Raises Full Year 2014 Guidance;

Announces National Account Wins

ATLANTA, GA. July 29, 2014– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and other related services (“IME services”), today reported financial results for the second quarter of 2014.

Second Quarter 2014 Highlights

●

Revenues for the second quarter of 2014 were $196.4 million, an increase of $40.3 million, or 25.8%, over the year-ago quarter revenues of $156.1 million. Excluding the impact of acquisitions, revenues increased $25.0 million, or 16.0% during the second quarter of 2014. On a constant currency basis and excluding the impact of acquisitions, revenues increased 14.5% during the second quarter of 2014.

●

On a pro forma basis, revenues of $203.3 million for the second quarter of 2014 represent an increase of $24.5 million or 13.7%, over the year-ago quarter pro forma revenues of $178.8 million. Excluding the impact of currency, revenues would have grown by 12.4% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2013 and 2014 were completed on January 1, 2012 and 2013, respectively.

●

Adjusted EBITDA for the second quarter of 2014 was $34.6 million (17.6% of revenues), an increase of $9.6 million, or 38.4%, over the year-ago quarter adjusted EBITDA of $25.0 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

●	Announces three national account wins in the United Kingdom and one national account win in the United States.

●

Announced the acquisition of Ability Services Network, Inc., its subsidiary MedAllocators and of Solomon Associates. These acquisitions contributed approximately $2.3 million and $527,000 of reported revenues and adjusted EBITDA in the second quarter of 2014, respectively.

●

Raising our full year 2014 guidance, we now expect our full year reported revenues to increase between 22.5% and 24.5% from our 2013 full year reported revenues of approximately $616.0 million. Organic growth, on a constant currency basis, is now expected to range between 9% and 11%, with the balance of our growth coming from acquisitions completed to date. Our full year adjusted EBITDA margin is now expected to range between 16.75% and 17.75% of reported revenues.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “Once again we are proud of the efforts of our employees around the world.  We are also very excited that as a result of our Gould & Lamb and MedAllocators acquisitions during the first half of this year we are now the leading provider of Medicare compliance services for workers’ compensation and liability claims in the country. By growing into these new areas we continue to further partner with our clients to help them manage costs and enhance their risk and compliance management processes with services and capabilities that are unparalleled in the IME industry.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “Our results are a validation of every aspect of our global strategy.  We are extremely excited about the continuing momentum of our business as we continue to take advantage of market opportunities.  Our revised guidance for the year speaks of our confidence in the future. ”

Financial Review

Revenues – For the three months ended June 30, 2014, revenues were $196.4 million, an increase of 25.8% over the $156.1 million of revenues generated in the second quarter of 2013. The increase in revenues was primarily due to organic growth of 16.0% and, to a lesser extent, acquisition growth of 9.8%.

For the six months ended June 30, 2014, revenues were $369.5 million, an increase of 21.2% over the $304.9 million of revenues generated in the comparable period in 2013. The increase in revenues was primarily due to organic growth of 12.7% and, to a lesser extent, acquisition growth of 8.5%.

On a pro forma basis, for the three months ended June 30, 2014, pro forma revenues were $203.3 million, an increase of 13.7% over the $178.8 million in pro forma revenues in the second quarter of 2013. On a constant currency basis, our pro forma growth was 12.4% and was driven by growth across all of our geographies.

On a pro forma basis, for the six months ended June 30, 2014, pro forma revenues were $389.5 million, an increase of 11.8% over the $348.4 million in pro forma revenues in the comparable period in 2013. On a constant currency basis, our pro forma growth was 11.5% and was driven by growth across all of our geographies.

Below is a table presenting our revenues and growth rates for each of the regions we serve and, separately, pro forma revenues and growth rates for acquisitions completed from December 2013 to June 2014 (collectively, the “Recent Acquisitions”). The numbers presented below are pro forma for the effect of acquisitions completed in 2013 and 2014.

Reported and Pro Forma Revenues
	(In thousands except %)
	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2014	As Reported	Constant FX (a)	2013	2014	As Reported	Constant FX (a)
United States	$95,493	$106,849	11.9%	11.9%	$186,671	$205,760	10.2%	10.2%
United Kingdom	35,274	46,718	32.4%	20.9%	69,041	86,960	26.0%	16.5%
Australia	17,106	18,980	11.0%	17.8%	33,443	34,880	4.3%	15.7%
Canada	8,275	8,578	3.7%	10.5%	15,696	16,085	2.5%	10.6%
Subtotal	156,148	181,125	16.0%	14.5%	304,851	343,685	12.7%	12.3%
Recent Acquisitions	22,679	22,209	-2.1%	-2.1%	43,550	45,811	5.2%	5.9%
Total	$178,827	$203,334	13.7%	12.4%	$348,401	$389,496	11.8%	11.5%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended June 30, 2014, costs of revenues were $124.9 million, an increase of 22.3% over the $102.1 million in costs of revenues in the second quarter of 2013. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the second quarter of 2014 were 63.6% compared to 65.4% in the prior year quarter and the result of positive operating leverage from acquisitions and organic revenue growth. Included in costs of revenues in the second quarter of 2013 and 2014 are approximately $719,000 and $492,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended June 30, 2014, SGA expenses were $42.6 million, an increase of 25.0% over the $34.1 million in SGA expenses in the second quarter of 2013. The increase was primarily due to acquired SGA and higher share-based compensation expenses and transaction costs and other expenses in the second quarter of 2014 when compared to the prior year quarter. Included in SGA expenses in the second quarter of 2014 are $4.1 million in share-based compensation expenses and $948,000 in acquisition-related transaction costs and other expenses. Included in SGA expenses in the second quarter of 2013 are $3.6 million in share-based compensation expenses and $769,000 in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended June 30, 2014, D&A expenses were $14.9 million, a decrease of 5.7% over the $15.8 million in D&A expenses in the second quarter of 2013. The decrease was primarily due to intangible assets becoming fully amortized in 2013. For the three months ended June 30, 2014, depreciation expense was $1.6 million and amortization expense was $13.3 million.

Interest and other expenses, net – For the three months ended June 30, 2014, interest and other expenses, net were $8.1 million, a slight increase over the $7.7 million in interest and other expenses, net in the second quarter of 2013.

Adjusted EBITDA – For the three months ended June 30, 2014, adjusted EBITDA was $34.6 million, an increase of 38.4% over the $25.0 million in adjusted EBITDA in the second quarter of 2013.

For the six months ended June 30, 2014, adjusted EBITDA was $62.6 million, an increase of 30.4% over the $48.0 million in adjusted EBITDA in the comparable period in 2013.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $18.8 million of cash flow from operations in the first six months of 2014, after the $11.25 million bond interest payments made in January 2014. We ended the quarter with $7.9 million of cash on hand, $477.4 million of total debt and total leverage as calculated under our credit facility of approximately 3.75x. As of the end of the quarter, our committed availability under our credit facilities was approximately $90 million, all of which was immediately available.

Business Outlook

ExamWorks is providing the following business outlook for the third quarter and full year of 2014:

●

Third quarter 2014 reported revenues are expected to range between $194 million and $200 million and include an estimated $4 million favorable impact due to currency as compared to prior year reported revenues. This guidance implies a growth rate on an as reported basis ranging between approximately 27% and 31%. Organic growth on a constant currency basis is expected to range between 9% and 11%.

●	Third quarter 2014 reported adjusted EBITDA margin is expected to range between 17.2% and 17.6% of reported revenues.

●

Raising our guidance, our full year 2014 reported revenues are now expected to increase between 22.5% and 24.5% from our 2013 reported revenues of approximately $616.0 million. Organic growth, on a constant currency basis, is now expected to range between 9% and 11%, with the balance of our growth coming from the Recent Acquisitions. This guidance does not include any future acquisitions that may be completed in 2014.

●

Raising our guidance, our full year 2014 adjusted EBITDA margin is now expected to range between 16.75% and 17.75% of reported revenues. On a quarterly basis, adjusted EBITDA margin as a percentage of revenue may fluctuate between 17% and 18%.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company`s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until August 5th, 2014 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2014	2013	2014

Revenues	$156,148	$196,445	$304,851	$369,473
Costs and expenses:
Costs of revenues	102,118	124,851	199,502	235,886
Selling, general and administrative expenses	34,076	42,590	67,333	83,118
Depreciation and amortization	15,822	14,858	32,148	29,200
Total costs and expenses	152,016	182,299	298,983	348,204
Income from operations	4,132	14,146	5,868	21,269
Interest and other expenses, net:
Interest expense, net	7,541	7,904	15,119	15,481
Other expense, net	205	191	205	191
Gain on interest rate swap	(46)	—	(94)	—
Total interest and other expenses, net	7,700	8,095	15,230	15,672
Income (loss) before income taxes	(3,568)	6,051	(9,362)	5,597
Provision (benefit) for income taxes	(785)	2,519	(2,987)	2,354
Net income (loss)	$(2,783)	$3,532	$(6,375)	$3,243

Per share data:
Net income (loss) per share:
Basic	$(0.08)	$0.09	$(0.18)	$0.09
Diluted	$(0.08)	$0.09	$(0.18)	$0.08

Weighted average number of common shares outstanding:
Basic	34,910,937	38,451,848	34,685,892	37,763,812
Diluted	34,910,937	40,939,576	34,685,892	40,522,432

Adjusted EBITDA	$25,006	$34,579	$48,011	$62,589

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	June 30,
Assets	2013	2014
Current assets:
Cash and cash equivalents	$12,829	$7,891
Accounts receivable, net	169,905	202,815
Prepaid expenses	5,785	9,841
Deferred tax assets	433	1,817
Other current assets	1,298	1,279

Total current assets	190,250	223,643

Property, equipment and leasehold improvements, net	10,950	12,747
Goodwill	369,312	509,884
Intangible assets, net	94,864	134,524
Long-term accounts receivable, less current portion	35,952	44,533
Deferred tax assets, noncurrent	21,491	15,008
Deferred financing costs, net	8,193	7,290
Other assets	1,501	2,063
Total assets	$732,513	$949,692
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,672	$61,745
Accrued expenses	38,448	44,509
Accrued interest expense	10,431	10,671
Deferred revenue	5,795	6,119
Current portion of subordinated unsecured notes payable	318	—
Current portion of contingent earnout obligation	2,032	6,529
Current portion of working capital facilities	—	40,410
Other current liabilities	6,438	10,442
Total current liabilities	116,134	180,425
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities	82,970	187,022
Long-term contingent earnout obligation, less current portion	2,373	5,128
Other long-term liabilities	8,165	9,144
Total liabilities	459,642	631,719
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2013 and June 30, 2014	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 36,928,212 and 39,254,240 shares at December 31, 2013 and June 30, 2014, respectively	4	4
Additional paid-in capital	333,996	374,884
Accumulated other comprehensive loss	(5,937)	(4,966)
Accumulated deficit	(46,704)	(43,461)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2013 and June 30, 2014	(8,488)	(8,488)
Total stockholders’ equity	272,871	317,973
Total liabilities and stockholders’ equity	$732,513	$949,692

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2013	2014

Operating activities:
Net income (loss)	$(6,375)	$3,243
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on interest rate swap	(94)	—
Depreciation and amortization	32,148	29,200
Amortization of deferred rent	(172)	(122)
Share-based compensation	8,414	9,980
Excess tax benefit related to share-based compensation	(1,752)	(7,314)
Provision for doubtful accounts	2,113	3,266
Amortization of deferred financing costs	1,081	1,152
Deferred income taxes	(11,029)	(4,683)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(19,544)	(25,236)
Prepaid expenses and other current assets	402	(2,937)
Accounts payable and accrued expenses	12,314	12,017
Accrued interest expense	(520)	240
Deferred revenue and customer deposits	1,165	134
Other liabilities	(537)	(185)
Net cash provided by operating activities	17,614	18,755
Investing activities:
Cash paid for acquisitions, net	—	(185,128)
Proceeds from (cash paid for) foreign currency net investment hedges	3,810	(5,044)
Working capital and other settlements for acquisitions	—	(2,299)
Purchases of equipment and leasehold improvements, net	(3,313)	(3,610)
Other	—	(839)
Net cash provided by (used in) investing activities	497	(196,920)
Financing activities:
Net borrowings (repayments) under senior secured revolving credit facility	(21,300)	141,995
Proceeds from the exercise of options and warrants	6,032	23,090
Excess tax benefit related to share-based compensation	1,752	7,314
Net borrowings (repayments) under working capital facilities	(3,216)	1,160
Payment of deferred financing costs	(52)	(241)
Repayment of subordinated unsecured notes payable	—	(333)
Other	—	(53)
Net cash provided by (used in) financing activities	(16,784)	172,932
Exchange rate impact on cash and cash equivalents	(787)	295
Net increase (decrease) in cash and cash equivalents	540	(4,938)
Cash and cash equivalents, beginning of period	8,627	12,829
Cash and cash equivalents, end of period	$9,167	$7,891

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2014	2013	2014
Reconciliation to Adjusted EBITDA:
Net income (loss)	$(2,783)	$3,532	$(6,375)	$3,243
Share-based compensation expense (1)	4,283	4,627	8,414	9,980
Depreciation and amortization	15,822	14,858	32,148	29,200
Acquisition-related transaction costs	458	762	907	1,954
Other expenses (2)	311	186	674	186
Interest and other expenses, net	7,700	8,095	15,230	15,672
Provision (benefit) for income taxes	(785)	2,519	(2,987)	2,354
Adjusted EBITDA	$25,006	$34,579	$48,011	$62,589

(1) Share-based compensation expense of $492,000 and $1.2 million is included in costs of revenues for the three and six months ended June 30, 2014, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $719,000 and $1.4 million is included in costs of revenues for the three and six months ended June 30, 2013, respectively, and the remainder is included in SGA expenses.

(2) Other expenses consist principally of integration related expenses, such as facility termination, severance and relocation costs, associated with our acquisition strategy.